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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) August 11, 2004

                                STEELCLOUD, INC.
             (Exact name of registrant as specified in its charter)


Virginia                              0-24015                     54-1890464
(State or other                     (Commission                 (IRS Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)


                                1306 Squire Court
                             Dulles, Virginia 20166
          (Address of principal executive offices, including zip code)

                                 (703) 450-0400
              (Registrant's telephone number, including area code)

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ITEM 5.    OTHER EVENTS AND REQUIRED FD DISCLOSURE

On August 11, 2004, SteelCloud, Inc. ("SteelCloud") entered into an Agreement and Plan of Merger (the "Merger Agreement") with V-ONE Corporation ("V-ONE"). Under the terms of the Merger Agreement, the common shareholders of V-ONE would receive one SteelCloud common share plus one SteelCloud warrant in exchange for approximately twenty-one (21) V-ONE common shares, the holders of V-ONE Series C Preferred Stock would receive a combination of SteelCloud common shares and SteelCloud warrants in exchange for all of their issued and outstanding V-ONE preferred shares and the cancellation of their outstanding V-ONE warrants, and the holders of V-ONE Series D Convertible Preferred Stock would receive a combination of SteelCloud common shares and SteelCloud warrants in exchange for all of their issued and outstanding V-ONE preferred shares and the cancellation of their outstanding V-ONE warrants. In addition, the holders of V-ONE 7% notes in an aggregate amount of $1.2 million have agreed to cancel their notes and outstanding V-ONE warrants in exchange for a combination of SteelCloud common shares and SteelCloud warrants.

Consummation of the merger is subject to the adoption of the Merger Agreement by V-ONE's stockholders at a special meeting of V-ONE stockholders, the approval of the issuance of the SteelCloud shares and warrants in the merger by the stockholders of SteelCloud at a meeting of SteelCloud stockholders, and other closing conditions. Upon completion of the merger, V-ONE will become a wholly owned subsidiary of SteelCloud. A copy of the Merger Agreement is attached as
Exhibit 2.1. A copy of the press release dated August 11, 2004 announcing the signing of the Merger Agreement is attached as Exhibit 99.1.

The Merger Agreement attached hereto as Exhibit 2.1 is incorporated herein by reference and the foregoing summary of the terms and conditions of such agreement is qualified in its entirety by reference to such agreement.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits

2.1 Agreement and Plan of Merger, dated August 11, 2004, by and among SteelCloud, Inc., a Virginia corporation, SCLD Acquisition Corp., a Delaware corporation, and V-ONE Corporation, a Delaware corporation.

99.1     Press Release dated August 11, 2004.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 11, 2004

                                                  By:  /s/ Kevin Murphy
                                                       ----------------
                                                  Name: Kevin Murphy
                                                  Title: Chief Financial Officer